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MagneGas Corporation

(Name of Registrant as Specified in Its Charter)

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MAGNEGAS CORPORATION

11885 44th Street North

Clearwater, FL 33762

(727) 934-3448

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

WE ARE NOT ASKING YOU FOR A PROXY AND

YOU ARE REQUESTED NOT TO SEND US A PROXY

Dear Stockholder:

This Information Statement is being made available to the holders of record of the outstanding shares of common stock, $0.001 per value per share (the “Common Stock”), and the Series A Preferred Stock, $0.001 par value per share (the “Series A Preferred Stock”), of MagneGas Corporation, a Delaware corporation (the “Company”), as of the close of business on September 2, 2016, pursuant to Rule 14c-2 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). This Information Statement relates to a Special Meeting of Stockholders of the Company (the “Special Meeting”). The Special Meeting will be held on October 20, 2016 at 9:00 a.m. local time at 11885 44th Street North, Clearwater, FL 33762.

The Special Meeting will not include a presentation by management.

At the Special Meeting, the following proposal will be submitted to the Company’s stockholders:

1.	To ratify the terms of the issuance and sale, as part of the June 2016 Financing (as defined hereafter), of the Company’s Series E-1 common stock purchase warrants, Series E-2 common stock purchase warrants, Series E-4 common stock purchase warrants, Series E-5 common stock purchase warrants, Series E-6 common stock purchase warrants, Series E-7 common stock purchase warrants, and senior convertible debentures, and to approve the issuance of shares of the Company’s common stock issuable upon the exercise of such warrants and conversion of such debentures as required by and in accordance with NASDAQ Marketplace Rule 5635(d).

This Information Statement is being furnished to you solely for the purpose of informing you of the matters described herein pursuant to Section 14(c) of the Exchange Act and the regulations promulgated thereunder, including Regulation 14C, and applicable provisions of the Delaware General Corporation Law and the Company’s governing documents.

By order of the Board of Directors

/s/ Ermanno Santilli
Ermanno Santilli
September 26, 2016	Chief Executive Officer and Director

INFORMATION STATEMENT

OF

MAGNEGAS CORPORATION

11885 44th Street North

Clearwater, FL 33762

(727) 934-3448

You should review the preceding Notice of Special Meeting of Stockholders and this Information Statement. The preceding Notice of Special Meeting of Stockholders and this Information Statement are available online at www.magnegas.com. On or about September 26, 2016, the preceding Notice of Special Meeting of Stockholders and this Information Statement will be mailed to the holders of our Common Stock and Series A Preferred Stock as of the Record Date (as defined below).

OUTSTANDING SHARES AND VOTING RIGHTS

The Board has fixed the close of business on September 2, 2016 as the record date (the “Record Date”) for the determination of the holders of our Common Stock and Series A Preferred Stock entitled to notice of, and to vote at, the Special Meeting.

At the close of business on the Record Date, there were 50,749,534 shares of our Common Stock outstanding.

At the close of business on the Record Date, there were 1,000,000 shares of Series A Preferred Stock outstanding. All 1,000,000 shares of Series A Preferred Stock are held by Global Alpha, LLC (the “Majority Stockholder”). The Majority Stockholder is a privately owned company of which Carla Santilli (a member of our Board) and Ruggero Santilli each own 50%. Ermanno Santilli (our Chief Executive Officer and a member of our Board) and Luisa Ingargiola (our Chief Financial Officer and Secretary and a member of our Board) are voting members of the Majority Stockholder but have no equity interest. Each share of Series A Preferred Stock has voting rights of 100,000 votes per share. The total aggregate number of votes for the Series A Preferred Stock is 100 billion. As of the Record Date, the Majority Stockholder’s holdings represented approximately 99% of the outstanding shares of our voting stock.

The Majority Stockholder has indicated it will attend the Special Meeting. The presence of the Majority Stockholder at the Special Meeting will constitute a quorum for the conduct of the meeting. The Majority Stockholder represents a majority of the outstanding voting shares and the number of votes entitled to be cast on the matters to be considered at the Special Meeting.

The Majority Stockholder has indicated it will vote its shares “FOR” the ratification of the terms of the issuance and sale, as part of the June 2016 Financing, of the Company’s Series E-1 common stock purchase warrants, Series E-2 common stock purchase warrants, Series E-4 common stock purchase warrants, Series E-5 common stock purchase warrants, Series E-6 common stock purchase warrants, Series E-7 common stock purchase warrants, and senior convertible debentures, and to approve the issuance of shares of the Company’s common stock issuable upon the exercise of such warrants and conversion of such debentures as required by and in accordance with NASDAQ Marketplace Rule 5635(d).

Dissenters’ Right of Appraisal

No dissenters’ or appraisal rights under the Delaware General Corporation Law are afforded to the Company’s stockholders as a result of the approval of the actions to be taken at the Special Meeting.

WE ARE NOT ASKING YOU FOR A PROXY AND
YOU ARE REQUESTED NOT TO SEND US A PROXY.

PROPOSAL 1:

Ratification of the terms of the issuance and sale, as part of the June 2016 Financing, of the Company’s Series E-1 common stock purchase warrants, Series E-2 common stock purchase warrants, Series E-4 common stock purchase warrants, Series E-5 common stock purchase warrants, Series E-6 common stock purchase warrants, Series E-7 common stock purchase warrants, and senior convertible debentures, and approval of the issuance of shares of the Company’s common stock issuable upon the exercise of such warrants and conversion of such debentures as required by and in accordance with NASDAQ Marketplace Rule 5635(d)

On June 27, 2016, the Company entered into a Securities Purchase Agreement (the “Purchase Agreement”) with an institutional investor (the “Investor”) providing for the issuance and sale by the Company of: (i) Series E-4 “Greenshoe” Warrants (the “Series E-4 Warrants”) to purchase up to 7,017,544 shares of our common stock, and (ii) Series E-7 Warrants to purchase up to 5,263,158 shares of our common stock. Each Series E-4 Warrant has an initial exercise price of $1.01. Each Series E-7 Warrant was pre-paid at a price per share of $0.57 (a 20% discount to the last reported sale price of our common stock on the Nasdaq Capital Market on June 24, 2016) minus $0.01. This equaled a total purchase price of $3,000,000 minus $52,632. The exercise price of each Series E-7 Warrant is $0.01.

The Series E-4 Warrants are exercisable, subject to certain limitations, immediately and will expire 90 days after shareholder approval for the Company to issue underlying shares pursuant to the Purchase Agreement in excess of 19.99% of the issued and outstanding shares of common stock on June 27, 2016 is obtained and deemed effective.

The Series E-7 Warrants are exercisable, subject to certain limitations, immediately and have an infinite term of exercise.

Pursuant to the Purchase Agreement, the Investor also agreed to purchase (i) Series E-1 Warrants to purchase up to 3,508,772 shares of common stock (at an exercise price of $1.05 per share); (ii) Series E-2 Warrants to purchase up to 1,754,386 shares of common stock (at an exercise price of $1.30 per share); (iii) Series E-5 Warrants to purchase up to 3,508,772 shares of common stock (at an exercise price of $1.05 per share); and (iv) Series E-6 Warrants to purchase up to 1,754,386 shares of common stock (at an exercise price of $1.30) (collectively, the “Unregistered Warrants”).

Each Unregistered Warrant is initially exercisable on the six (6) month and one (1) day anniversary of the issuance date and has a term of exercise equal to seven (7) years from the date on which first exercisable. Subject to limited exceptions, a holder of Unregistered Warrants will not have the right to exercise any portion of its warrants if the holder, together with its affiliates, would beneficially own in excess of 4.99% of the number of shares of our common stock outstanding immediately after giving effect to such exercise (the holder can, with notice of 61 days, increase this limitation to 9.99%). The Series E-1 Warrants and Series E-2 Warrants vest immediately. The Series E-5 Warrants and Series E-6 Warrants are unvested warrants which will vest ratably with the exercise of the Series E-4 Warrants. To the extent the Series E-4 Warrants are not exercised before its expiration, any unvested warrants will also terminate.

The Company also issued and sold to the Investor a Senior Convertible Debenture Due in June 2021 in the principal amount of $1,000,000 (the “Debenture”). The Debenture has a conversion price of $0.57 (a 20% discount to the last reported sale price of our common stock on the Nasdaq Capital Market on June 24, 2016) for 1,754,386 shares of common stock issuable upon conversion of the Debenture. The Company’s subsidiaries signed a Subsidiary Guarantee in connection with the issuance of the Debenture.

A holder of the Debenture will not have the right to convert any portion of the Debenture if the holder, together with its affiliates, would beneficially own in excess of 4.99% of the number of shares of our common stock outstanding immediately after giving effect to such conversion (the holder can, with notice of 61 days, increase this limitation to 9.99%).

The closing of the sale of these securities occurred on June 29, 2016.

Total proceeds to the Company, before expenses, was $3,947,368 ($4,000,000 minus the $0.01 exercise price of each Series E-7 Warrant shares) and the net proceeds from the transactions was approximately $3,600,000 after deducting the Company’s transaction expenses. The net proceeds received by the Company will be used for working capital and general corporate purposes. General corporate purposes may include providing working capital, funding capital expenditures, or paying for acquisitions.

The issuance and sale of the Series E-4 Warrants, Series E-7 Warrants, Unregistered Warrants and Debenture are referred to herein collectively as the “June 2016 Financing”.

Until such time as the Company has received stockholder approval as required by NASDAQ Marketplace Rule 5635(d), as described in more detail below, the Company may not issue, upon partial or full exercise of the Series E-4 Warrants or Series E-7 Warrants, or upon partial or full conversion of the Debenture, a number of shares of common stock which, when aggregated with shares of Common Stock issued pursuant to any prior conversion of any Debentures or upon any prior exercise of any Series E-4 Warrants or Series E-7 Warrants issued pursuant to the Purchase Agreement, would exceed 19.99% of the total number of shares of common stock outstanding on June 24, 2016 (the trading day immediately preceding the date of the Purchase Agreement) subject to adjustment for reverse and forward stock splits, stock dividends, stock combinations and other similar transactions of the Common Stock that occur after the date of the Purchase Agreement (the “Issuable Maximum”). The Issuable Maximum was 9,179,9051 shares.

Subject to certain exemptions and adjustments, if the Company sells or grants any option to purchase or sells or grants any right to reprice, or otherwise disposes of or issues (or announces any sale, grant or any option to purchase or other disposition), any Common Stock or any securities which would entitle the holder to acquire Common Stock (“Common Stock Equivalents”) entitling any person to acquire shares of Common Stock at an effective price per share that is lower than the then conversion price (such lower price, the “Base Conversion Price” and such issuances, collectively, a “Dilutive Issuance”), then the conversion price of the Debenture shall be reduced to equal the Base Conversion Price. Such adjustment shall be made whenever such Common Stock or Common Stock Equivalents are issued. In addition, if the Company enters into any Dilutive Issuance which results in an adjustment in the Debenture conversion price, then simultaneously with the consummation of each Dilutive Issuance and without payment of any additional consideration, the number of shares of common stock issuable upon exercise of the Series E-7 Warrants shall be increased pursuant to the formula set forth in Section 3(b) of the Series E-7 Warrant.

Although the sale, issuance, or potential issuance by the Company of common stock upon conversion of the Debenture and the shares issuable upon exercise of the Series E-7 Warrants does not equal the Issuable Maximum and thus does not equal 20% or more of our Common Stock (or 20% or more of the voting power outstanding before the issuance for less than the greater of book or market value of the stock), given the anti-dilution provisions of the of the Debenture and the Series E-7 Warrants, it is possible that 20% or more of our Common Stock could be sold or issued to the Investor if such Investor is able to convert the Debenture at a lower conversion price, thus resulting in a greater number of shares of Common Stock issuable upon conversion, or the number of shares of Common Stock issuable upon exercise of the Series E-7 Warrants is increased as a result of a future dilutive issuance. In addition, the exercise of the Series E-4 Warrants may be limited in the event that shares of common stock issuable upon exercise of the Series E-4 Warrants, when aggregated with the shares previously issued upon conversion of the Debenture or exercise of the Series E-7 Warrants, exceeds the Issuable Maximum. As a result, stockholder approval is required under NASDAQ Marketplace Rule 5635(d).

This proposal is to ratify the issuance and sale, as part of the June 2016 Financing, of the Series E-4 Warrants, the Series E-7 Warrants, the Unregistered Warrants and the Debenture, and to approve the issuance of shares of Common Stock issuable upon exercise of the Series E-4 Warrants, Series E-7 Warrants and Unregistered Warrants and issuable upon conversion of the Debenture, all as may be required by and in accordance with NASDAQ Marketplace Rule 5635(d). Approval of this proposal will constitute approval pursuant to NASDAQ Marketplace Rule 5635(d) and under the terms of the Purchase Agreement.

The Board recommends that you vote “FOR” the ratification of the terms of the issuance and sale, as part of the June 2016 Financing, of the Company’s Series E-1 common stock purchase warrants, Series E-2 common stock purchase warrants, Series E-4 common stock purchase warrants, Series E-5 common stock purchase warrants, Series E-6 common stock purchase warrants, Series E-7 common stock purchase warrants, and senior convertible debentures, and approval of the issuance of shares of the Company’s common stock issuable upon the exercise of such warrants and conversion of such debentures as required by and in accordance with
NASDAQ Marketplace Rule 5635(d)

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding our shares of common stock beneficially owned as of the Record Date for (i) each stockholder known to be the beneficial owner of 5% or more of our outstanding shares of common stock, (ii) each named executive officer and director, and (iii) all executive officers and directors as a group. A person is considered to beneficially own any shares: (i) over which such person, directly or indirectly, exercises sole or shared voting or investment power, or (ii) of which such person has the right to acquire beneficial ownership at any time within 60 days through an exercise of stock options or warrants. Unless otherwise indicated, voting and investment power relating to the shares shown in the table for our directors and executive officers is exercised solely by the beneficial owner or shared by the owner and the owner’s spouse or children.

For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares of common stock that such person has the right to acquire within 60 days of the Record Date. For purposes of computing the percentage of outstanding shares of our common stock held by each person or group of persons named above, any shares that such person or persons has the right to acquire within 60 days of the Record Date is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. The inclusion herein of any shares listed as beneficially owned does not constitute an admission of beneficial ownership. Unless otherwise specified, the address of each of the persons set forth below is care of the company at the address of: 11885 44th Street North, Clearwater, FL 33762.

Name of Beneficial Owner and Address	Amount and Nature of Beneficial Ownership of Common Stock		Percent of Common Stock (1)	Amount and Nature of Beneficial Ownership of Preferred Stock		Percent of Preferred Stock (2)
5% Shareholders
Global Alpha, LLC (3) 90 Eastwinds Ct Palm Harbor FL 34683	1,636,719		3.23%	1,000,000		100%

Dr. Ruggero Maria Santilli 90 Eastwinds Ct Palm Harbor FL 34683	3,568,426	(4)	6.92%	1,000,000	(5)	100%
Directors and Executive Officers
Carla Santilli 90 Eastwinds Ct Palm Harbor FL 34683	3,568,426	(4)	6.92%	1,000,000	(5)	100%

Luisa Ingargiola 4826 Blue Jay Circle Palm Harbor FL 34083	737,878	(6)	1.44%	1,000,000	(5)

Ermanno Santilli 90 Eastwinds Ct Palm Harbor FL 34683	1,272,654	(7)	2.48%	1,000,000	(5)

Joe Stone	155,341	(8)	*

William Staunton	113,656	(9)	*

Robert Dingess	1,418,892	(10)	2.80%

Christopher Huntington	12,323	(11)	*

Kevin Pollack	127,079	(12)	*

All directors and officers as a group (8 people)	7,136,159	(13)	13.57%	1,000,000		100%

* Less than 1%.

(1)	Based on 50,749,534 shares of common stock outstanding as of the Record Date. Shares of common stock subject to options or warrants currently exercisable or exercisable within 60 days, are deemed outstanding for purposes of computing the percentage of the person holding such options or warrants, but are not deemed outstanding for purposes of computing the percentage of any other person.

(2)	Based on 1,000,000 shares of Series A Preferred Stock issued and outstanding as of the Record Date. Each share of Series A Preferred Stock has voting rights of 100,000 votes per share. The total aggregate number of votes for the Series A Preferred Stock is 100 billion.

(3)	Global Alpha, LLC is a privately owned company of which Dr. Ruggero Santilli and Carla Santilli each own 50%. Ermanno Santilli and Luisa Ingargiola are voting members of Global Alpha but have no equity interest.

(4)	Consists of (a) 1,636,719 restricted shares held by Global Alpha; (b) 417,110 restricted shares held by Global Beta, LLC, a privately owned company whose address is 35246 US 19 #215, Palm Harbor, FL 34684, of which Dr. Ruggero Santilli and Carla Santilli, the wife of Dr. Santilli, each own 50%; (c) 526 free-trading shares held by Global Beta in its brokerage account whose shares are sold pursuant to a Rule 10b5-1 trading plan; (d) 313,000 restricted shares held by Clean Energies Tech Co., a private company which is 50% owned by Ruggero Santilli; (e) 270,000 restricted shares held by the RM Santilli Foundation, a foundation which is 50% owned by Carla Santilli and 50% owned by Ermanno Santilli; (f) 10,000 restricted shares held in Ruggero Santilli's own name; (g) 525,000 shares of common stock underlying options held by Ruggero Santilli that are presently exercisable; (h) 96,071 shares (76,320 free-trading and 19,751 restricted) held in the name of Carla Santilli; and (i) 300,000 shares of common stock underlying options held by Carla Santilli that are presently exercisable. The principal address of Clean Energies Tech and the RM Santilli Foundation is 90 Eastwinds Ct., Palm Harbor, FL, 34683.

(5)	These shares are held by Global Alpha

(6)	Consists of 241,304 restricted shares held in Ms. Ingargiola’s own name; 96,574 free trading shares held in a brokerage account; and 400,000 shares of common stock underlying options held by Ms. Ingargiola that are presently exercisable.

(7)	Consists of 377,654 restricted shares held in Mr. Santilli’s own name; 25,000 restricted shares held by MagneGas Arc Applied Solutions Europe, a privately owned company whose address is Rue Aux Fleurs 1, Brussels 1000 Belgium, of which Mr. Santilli owns more than 50%; 270,000 restricted shares held by the RM Santilli Foundation, a foundation of which Mr. Santilli controls 50%; and 600,000 shares of common stock underlying options held by Mr. Santilli that are presently exercisable.

(8)	Consists of 38,161 free trading shares held in the name of Mr. Stone; and 117,180 restricted shares held in the name of Mr. Stone.

(9)	Consists of 15,609 restricted shares held in the name of Mr. Staunton; and 98,047 free trading shares held in a brokerage account.

(10)	Consists of 50,67 free trading shares held in the name of Mr. Dingess; 708,625 restricted shares held in the name of Mr. Dingess and/or in the name of his wife; and 660,000 free trading shares held in a brokerage account.

(11)	Consists of 12,323 free trading shares held in a brokerage account.

(12)	Consists of 38,161 free trading shares held in the name of Mr. Pollack; and 88,918 restricted shares held in the name of Mr. Pollack.

(13)	The total does not equal the sum of each entry due to some shares being included in more than one entry.

INTEREST OF CERTAIN PERSONS IN OR OPPOSITION TO MATTERS TO BE ACTED UPON

No officer or director has any substantial interest in the matters to be acted upon by our Board of Directors and the Majority Stockholder, other than in their roles as an officer or director.

ADDITIONAL INFORMATION

The Company is subject to the informational requirements of the Exchange Act and in accordance therewith files reports, proxy statements and other information including annual and quarterly reports on Form 10-K and 10-Q with the Commission. Reports and other information filed by the Company can be inspected and copied at the public reference facilities maintained at the Commission at Room 1024, 450 Fifth Street, N.W., Washington, DC 20549. Copies of such material can be obtained upon written request addressed to the Commission, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a web site on the Internet (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission through the Electronic Data Gathering, Analysis and Retrieval System (also known as “EDGAR”).

DELIVERY OF DOCUMENTS TO SECURITY HOLDERS SHARING AN ADDRESS

We will send only one set of materials relating to the Special Meeting and other corporate mailings to stockholders who share a single address unless we received contrary instructions from any stockholder at that address. This practice, known as “householding,” is designed to reduce our printing and postage costs. However, the Company will deliver promptly upon written or oral request a separate copy of the materials relating to the Special Meeting to a stockholder at a shared address to which a single copy of the materials relating to the Special Meeting was delivered. You may make such a written or oral request by (a) sending a written notification stating (i) your name, (ii) your shared address and (iii) the address to which the Company should direct the additional copy of the materials relating to the Special Meeting, to the Company at Corporate Secretary, 11885 44th Street North, Clearwater, FL 33762, telephone: (727) 934-3448.

If multiple stockholders sharing an address have received one copy of the materials relating to the Special Meeting or any other corporate mailing and would prefer the Company to mail each stockholder a separate copy of future mailings, you may send notification to or call the Company’s principal executive offices. Additionally, if current stockholders with a shared address received multiple copies of the materials relating to the Special Meeting or other corporate mailings and would prefer the Company to mail one copy of future mailings to stockholders at the shared address, notification of such request may also be made by mail or telephone to the Company’s principal executive offices.